SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                         _______________


                            FORM 8-K
                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                          May 20, 1999


                     REYNOLDS METALS COMPANY
                     -----------------------
     (Exact name of registrant as specified in its charter)




      Delaware             001-01430                54-0355135
      --------             ---------                ----------
(State of Incorporation)  (Commission             (IRS Employer
                          File Number)        Identification Number)




                     6601 West Broad Street
                         P.O. Box 27003
                  Richmond, Virginia 23261-7003
                  -----------------------------
            (Address of Principal Executive Offices,
                       including zip code)


                         (804) 281-2000
                         --------------
      (Registrant's Telephone Number, including area code)

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Item 5.  Other Events.
         ------------

     On May 20, 1999, the Registrant issued a press release containing the remarks of Jeremiah J. Sheehan, Chairman of the Board and Chief Executive Officer of the Registrant, at the Registrant's Annual Meeting of Stockholders held on that date. The remarks were as follows:

"I am pleased to report that Reynolds Metals Company over the last two years has significantly improved its focus and increased its profitability at lower pricing levels. These accomplishments are the result of progress with our Portfolio Review and other operational improvements.

In 1998, earnings from operations increased compared to 1997 and compared to our pre-restructuring base year of 1996. We achieved this with realized primary aluminum prices that were 12% lower than in 1997 and 5% lower than in 1996.

The primary goal of our Portfolio Review is to increase shareholder value. When I became CEO in October of 1996, I outlined a broad plan for this process. It consists of four parts: 1) restructure our assets, 2) strengthen our balance sheet, 3) reorganize globally, and 4) grow our business.

In terms of where we are now, we have completed the first three parts and we are well-positioned for the fourth. We are proud of the fact that we have accomplished what we told you we would do.
I'd like now to summarize our recent accomplishments.

We have restructured by exiting a number of businesses through asset sales. Total proceeds were $1.7 billion. We used these proceeds to reduce debt and repurchase shares. Reducing debt has also enabled us to decrease our interest expense by $80 million annually, compared to 1996.

We have reorganized from a geographic structure into four market-based global business units, which are: 1) Base Materials, 2) Construction and Distribution, 3) Transportation, and 4) Packaging and Consumer. The combination of reorganizing and selling assets enabled us to reduce corporate expenses by $44 million annually.

Comparing our 1998 performance to 1996, our last full year before restructuring, EPS from operations more than doubled despite the lower pricing I described earlier. We believe that if aluminum prices had been the same in 1998 as they were in 1996, our EPS from operations would have almost tripled.

Return on Stockholders' Equity and Return on Capital have improved substantially. I would also like to note that Reynolds was the only major aluminum producer that improved its return on capital in 1998, compared to 1997.

We have adopted EVA(R) as one of our key performance measures. The goal we have previously announced is to reach EVA(R) breakeven by 2001 at LME pricing of 70-cents per pound. We are well on our way to achieving this through conversion cost reduction, SG&A expense reduction, deployment of capital, and improved asset utilization.


In 1996, our EVA(R) was $525 million negative. Through 1998, we improved this by $273 million. As the result of restructuring, cost reduction and improved asset utilization, we have realized 50% of the goal. Additional improvements in these areas in 1999 will enable us to reach 65% of our goal. The remaining 35% will come from completing the Worsley expansion, as well as future cost reductions and improved asset utilization. Of this final 35%, our original announced goal was that 20% would come from price

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improvement.  Now, we believe we can achieve EVA(R) breakeven in the year 2001 based on the 1996 LME price of 68 cents per pound.

Next, I will address Reynolds growth plans and strategic direction for the future. When we talk about growth, we don't mean just revenues or assets. We are also talking about profitability, improving EVA(R) and, most importantly, delivering long-term shareholder value.

Currently, we have a number of internal growth initiatives under way. These include capacity expansions, new products, entering new geographic markets, and small-to-medium size acquisitions. We also are continuing our rigorous pursuit of cost reductions and other operational improvements. I'd like to review some of these activities now.

An expansion underway at the Worsley alumina refinery in Australia will enable us to increase our alumina capacity by 767,000 metric tons annually. Worsley is projected to be the lowest cost alumina refinery in the world after this expansion. It will then account for nearly 50% of Reynolds' total alumina capacity.

Growth in our primary aluminum capacity is most likely to occur through brownfield expansions, acquisitions, alliances, or incrementally. For example, we expect to gain 30,000 metric tons through "capacity creep" over the next five years.

Our primary metals business will also grow through increased sales of value-added products such as billet, rod, foundry and sheet ingot. We expect 70% of our 1999 primary sales to be in the form of value-added products, enabling us to realize a premium over Midwest prices.

Our growing construction business produces a broad range of products for commercial and industrial buildings. Our flagship product is Reynobond aluminum composite panels. Reynobond has been used worldwide for a number of major buildings and is currently being installed at the new Beijing airport. A new production line is under construction in France and scheduled to come on stream in December 1999. It will enhance our ability to supply markets in Europe, the Middle East and China.


We are North America's largest aluminum distributor and among the top three in stainless steel. We operate under the name Reynolds Aluminum Supply Company -- or RASCO -- as we call it. As a leader in supply chain management, with advanced information systems, RASCO has experienced growth of 7% per year over the last five years. This compares to growth of 5-6% per year for the specialty metals distribution industry in which they compete.

We are geographically expanding RASCO's service capabilities in key North American markets such as Seattle, Houston, Chicago, eastern Canada and central Mexico. Excellent opportunities also exist to increase scale through acquisitions and alliances, and we are currently pursuing several possibilities.

Our Transportation business unit sells into a market that has excellent growth potential. Automakers are increasing their use of lightweight materials to improve fuel consumption and thereby reduce emissions.

The use of aluminum wheels as standard equipment on cars and light trucks in North America has grown rapidly in the last decade and now represents over 50% of the market. Reynolds wheel capacity was 2 million units in 1991 and has grown to 6.7 million this year.

In the structures market, we are pioneering a new product with excellent potential -- the first, mass-produced, high-volume, all-aluminum engine cradle. Now in commercial production, it is going into GM's Chevrolet Impala and Monte Carlo models. Our engine cradle offers significant weight savings, and reduces noise and

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vibration.  It also provides an important safety feature.  In the event of a collision, the structure is designed so that the engine falls forward and down, rather than moving back toward the passengers.

We look to the Packaging and Consumer Products business as a key growth vehicle for the future. We plan to achieve this through new products, line extensions, new distribution channels, acquisitions, and by expanding globally.

We are the leading North American producer of foil liner stock for cigarette packaging, and our prospects for expanding into global markets are excellent. Most recently our Spanish foil operation began producing this product for the European market. Pharmaceutical packaging is another growth market where we are a leading producer. We recently initiated a $10 million project to expand and upgrade our operations.

In the foodservice market, Reynolds holds the #1 position for foil products and a very strong #2 position for plastic products. We continue to grow this product line, as well as pursue new market segments and expand our export sales. Last month we announced a new foodservice and consumer products subsidiary in Brazil. This expands our presence in the South American market, and we are projecting sales of $30 million in the first year.

We also have an acquisition under review in the shrink film and tamper evident packaging market.

Another key strength is our capability for graphics and printing. This business has increased 50% over the past five years, primarily through acquisitions, and we currently have the leading market share position. We have completed two acquisitions for this business so far this year and expect to complete a few more.

We are probably best known for the fact that we manufacture and market a line of consumer products under the Reynolds brand name throughout the U.S. and in more than 65 countries. Our future consumer products growth will be the result of new products and geographic expansion outside North America, such as the Brazilian venture previously mentioned. Last year we introduced two new products -- "Hot Bags" foil bags and "Wrappers" foil sheets. So far they have met with fine market acceptance.

We also participate in the private label consumer products market with both aluminum foil and plastic film products. Our Presto Products Company subsidiary will market two significant new products in the second quarter -- a slider bag and a line of plastic storage containers. These will be the first such private label entries in the U.S.

Longer term, we regard emerging markets as an excellent growth opportunity. The per capita aluminum consumption of developed countries is 40-70 pounds. For underdeveloped countries it's under 10 pounds. We have a team of experts focused on developing opportunities that capitalize on our strengths in emerging markets such as Russia, China and India.

From what I've just described, you can see we are working on many projects that will add to our future growth and profitability. In addition to these opportunities, we are separately looking at the significant growth that can be achieved through merger and acquisition activity.

Our board of directors and management have been engaged in intense strategic planning and analysis work. We have worked closely, and are continuing to work closely, with investment bankers in this process. Comprehensive presentations have been made to the board throughout the process by management and by our investment bankers, with the most recent being at a special board meeting last month.

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As a result of that meeting, there is consensus among management, the board of directors and our investment bankers as to our future direction. First and foremost, we are all committed to increasing shareholder value. At this time, none of us sees any financial engineering "quick fix" solution along the lines of a separation of our businesses as a way to provide significant value to our shareholders. We all see greater possibilities in the approach we are pursuing. We will continue to focus on organic growth and operational improvements. At the same time, we will also seek significant growth through merger and acquisition activity.

I'd like now to conclude my formal remarks by summarizing the key points made today. Reynolds is without question stronger, more focused and more profitable at lower pricing levels as a result of our restructuring.

We have achieved significant cost reductions and other operational improvements, and we will continue these efforts.

We have realized substantial EVA(R) improvement and have plans in place to reach breakeven by 2001, without relying on price improvement.

We have many growth initiatives underway, and we are evaluating others.

We believe we are doing well on what we can control, and our accomplishments are being enhanced by recently improving aluminum industry fundamentals.

We are optimistic that by following the strategy I've outlined, Reynolds will produce a competitive return for its shareholders."

                              # # #

Statements in this report concerning future expectations constitute forward-looking statements. Such statements involve a number of risks and uncertainties. Among other factors that could cause actual results to differ materially from those projected are: (1) adverse changes in cyclical demand conditions or material costs; (2) failure to achieve Reynolds' cost reduction goals or to successfully implement its strategic growth programs;
(3) failure to complete Reynolds' major capital projects as scheduled and within budget; and (4) the other risk factors summarized in Reynolds' SEC reports, including but not limited to those summarized in Management's Discussion and Analysis in its Form 10-Q Report for the quarter ended March 31, 1999.

EVA(R) is a registered trademark of Stern Stewart & Co.


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                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            REYNOLDS METALS COMPANY



                            By:  /s/ D. Michael Jones
                                -------------------------
                                 D. Michael Jones
                                 Senior Vice President and General Counsel

Dated:  May 28, 1999